Exhibit 10.8
ADVISORY AGREEMENT
This Advisory Agreement (this “Agreement”) is entered into between Carrie Wheeler (“Advisor”), and Opendoor Technologies Inc. (the “Company”), effective as of August 15, 2025 (the “Effective Date”).
WHEREAS, the Advisor was employed by a subsidiary of the Company pursuant to that certain employment letter agreement between the Advisor and Opendoor Labs Inc. dated as of September 3, 2020, as amended effective as of December 1, 2022 (the “Employment Agreement”);
WHEREAS, the Advisor resigned her employment with the Company and its subsidiaries effective August 15, 2025 (the “Employment End Date”); and
WHEREAS, the Company desires to continue to engage the Advisor as an independent contractor following her resignation from employment on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:
1.Services.
(a)Scope of Services. During the period commencing on the Effective Date and ending on the earlier of December 31, 2025 and the date the Agreement is terminated as provided in Section 2(a) below (the “Advisory Period”), the Advisor shall serve as a special advisor to the board of directors (the “Board”) of the Company and agrees to perform such consulting, advisory and related services as may be reasonably requested by the Board and agreed to by the Advisor from time to time (the “Services”). The Advisor agrees to perform the Services in accordance with (i) the terms of this Agreement; (ii) all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, arbitrator, agency, legislative body or commission; and (iii) all Company policies, procedures and guidance memoranda provided to the Advisor in writing in connection with the Advisor’s performance under this Agreement. During the Advisory Period, the Advisor shall be allowed to continue using the Advisor’s Company email address.
(b)Availability. The Advisor agrees to provide the Services on or around such dates and at or around such times as may be reasonably requested by the Board. The Advisor shall provide the Services remotely unless otherwise mutually agreed.
2.Term and Termination.
(a)This Agreement may be terminated by either the Company or the Advisor at any time for any reason upon no less than fifteen (15) days’ prior written notice to the other party. This Agreement shall automatically terminate on December 31, 2025 if not terminated earlier.
(b)In the event that the Advisor terminates this Agreement prior to December 31, 2025, such termination shall not affect the Company’s obligation to pay any amounts owed with respect to months (or partial months) prior to such termination in accordance with, or expenses reasonably incurred by the Advisor for which the Advisor is entitled to reimbursement under, Section 3 of this Agreement.

(c)In the event that the Company terminates this Agreement other than for Cause (as defined in the Employment Agreement) prior to December 31, 2025, the Advisor shall be entitled to (i) any amounts owed with respect to months (or partial months) prior to such termination in accordance with, or expenses reasonably incurred by the Advisor for which the Advisor is entitled to reimbursement under, Section 3 of this Agreement and (ii) any amounts that would have been payable under Section 3(a) of this Agreement with respect to months (or partial months) following her termination through December 31, 2025, had she continued to provide Services as an Advisor through such date.
(d)Termination of this Agreement by either the Advisor or the Company shall not affect the Advisor’s continuing obligations to the Company under Section 5 of this Agreement.
3.Compensation.
(a)Compensation. During the Advisory Period, the Advisor shall be compensated as follows:
(i)The Company will pay to the Advisor a monthly fee of $62,500 per month during the Advisory Period, payable in arrears on a monthly basis and pro-rated for any partial months of service regardless of whether any Services have been requested or provided.
(ii)During the Advisory Period, the Advisor shall continue to vest in any time-based Company equity awards granted to the Advisor that were outstanding as of immediately prior to the Employment End Date and which, pursuant to their terms, are capable of vesting (in whole or in part) on or prior to December 31, 2025 (together, the “Eligible Equity Awards”), subject to continued service with the Company through the applicable vesting date. Any Company equity awards held by the Advisor as of the Employment End Date other than the Eligible Equity Awards shall be forfeited without consideration as of the Effective Date.
(iii)During the Advisory Period, the Advisor shall receive the benefits set forth in Section 8(f)(ii) of the Employment Agreement in accordance with the terms and conditions thereof, assuming that the “Date of Termination” as described therein refers to the Effective Date.
(b)No Right to Employee Benefits. The Advisor acknowledges that the Advisor shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires the Advisor to be an employee of the Company.
(c)Expense Reimbursements. During the Advisory Period, the Company shall reimburse the Advisor for reasonable and pre-approved out-of-pocket business expenses incurred in connection with the performance of her Services hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) the Advisor furnishing the Company with evidence in the form of receipts substantiating the claimed expenditures.
(d)No Right to Other Payments. Other than the payments to which the Advisor may become entitled under this Agreement, the Advisor acknowledges and agrees that she has received all salary, paid time off, or other compensation she earned that was payable by the Company prior to the Effective Date. Without limiting the foregoing, the Advisor shall not be eligible for an annual cash performance bonus for the 2025 fiscal year, but shall be reimbursed for any business expenses incurred prior to the Effective Date in accordance with applicable Company policies.

4.Relationship of the Parties; No Conflicts.
(a)Independent Contractor. Notwithstanding any provision of this Agreement to the contrary, the Advisor is and shall at all times be an independent contractor and not an employee of the Company or any of its affiliates and shall be free to exercise her discretion and judgment as to the methods and means of performing the Services.
(b)No Agency Relationship. Nothing contained in this Agreement shall be construed as creating an agency relationship between the Company or any of its affiliates and the Advisor and, without the Company’s prior written consent, the Advisor shall have no authority hereunder to bind the Company or any of its affiliates or make any commitments on behalf of the Company or any of its affiliates. The Advisor shall not take any action in connection with the rendering of Services hereunder which the Advisor reasonably believes would cause any third party to reasonably assume that she has such authority.
(c)Taxes and Withholding. The Advisor shall have no claim under this Agreement or otherwise against the Company or its affiliates for workers’ compensation, unemployment compensation, sick leave, vacation pay, group insurance arrangements, or any other employee benefits. The Advisor is solely responsible for providing, at the Advisor’s own expense, all taxes, withholdings and other similar statutory obligations including, but not limited to, disability insurance, unemployment insurance, Social Security, FICA, FUTA, SDI and federal, state or any other employee payroll taxes for the Advisor and the Advisor’s employees, subcontractors and Advisors. Except as otherwise required under applicable law, the Company shall not withhold on behalf of the Advisor hereunder, any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any government agency. The Advisor shall comply at the Advisor’s expense with all applicable provisions of worker’s compensation laws, unemployment compensation laws, federal Social Security laws and all other applicable federal, state, and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.
(d)No Violation of Third-Party Obligations. The Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of the Advisor to a third party or right of any third party.
5.Certain Covenants.
(a)Continuing Obligations. The Advisor hereby expressly reaffirms her obligations under the Employee Confidential Information and Invention Assignment Agreement to which she is a party and which is attached hereto as Exhibit A (the “Confidential Information Agreement”), which is incorporated herein by reference; provided that, the one-year period contemplated under the restriction set forth in Section 5 of the Confidential Information Agreement (No Solicitation of Employees, Consultants or Contractors) shall begin upon the termination of the Advisory Period, rather than upon the Employment End Date. Subject to the foregoing proviso, the Advisor agrees that her obligations under the Confidential Information Agreement applicable during the Advisor’s employment with the Company shall continue to apply during the Advisory Period and shall, to the extent such obligations would survive the termination of the Advisor’s employment with the Company, survive any termination of her Services to the Company.
(b)Return of Property. To the extent that the Advisor retains or obtains Confidential Information (as defined in the Confidential Information Agreement), other Company information or Company property during the Advisory Period, the Advisor represents and warrants that, upon the termination of the Advisory Period, she shall follow and comply with the procedures for return of such information and property set forth in Section 8 of the Confidential Information Agreement, as if she were terminating her employment relationship, except as otherwise permitted by the last sentence of Section 1(a) of this Agreement. Promptly following the Effective Date, the Company and the Advisor shall cooperate to determine if any existing electronic resources other than her Company email address (e.g., Slack) will be necessary for the Advisor to perform the Services and, if so, the Advisor shall continue to have access thereto subject to applicable Company policies.
(c)Mutual Nondisparagement. The Advisor shall not disparage the Company, its subsidiaries, their respective boards of directors, or their products or services. The Company agrees to instruct the members of the Board, the Company’s executive officers, and the Company’s senior management team not to disparage the Advisor while they are employed by or providing services to the Company, and the Company agrees, and agrees to cause its subsidiaries, not to disparage the Advisor in corporate communications to third parties or to the employees of the Company and its subsidiaries. Nothing contained herein shall preclude either party from enforcing the terms of this Agreement or providing truthful testimony or responses in any judicial or other governmental proceeding when required to do so by legal process. The Company agrees that, unless otherwise required by applicable law, the Company will describe the Advisor’s cessation of employment in all internal and external communications in a manner consistent with Schedule A hereto.
(d)Whistleblower Provision. Nothing herein shall be construed to prohibit the Advisor from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. The Advisor acknowledges that the Company has provided the Advisor with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Advisor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Advisor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Advisor may disclose the proprietary information to the Advisor’s attorney and use the proprietary information in the court proceeding, if the Advisor files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.
6.Rights and Remedies Upon Breach. If either party breaches or threatens to commit a breach of any of the provisions of Section 5 of this Agreement, the non-breaching party shall have the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy to the non-breaching party. The nonbreaching party shall also have any other rights and remedies available to such party under law or in equity.
7.Arbitration. The parties agree that any and all controversies, claims, or disputes arising out of, relating to, or resulting from the Advisor’s employment or service to the Company or any subsidiary, shall be subject to arbitration in accordance with Section 11 of the Employment Agreement.

8.Release of Known and Unknown Claims By the Advisor.
(a)In exchange for the compensation set forth in Section 3(a) above, and in consideration of the further agreements and promises set forth herein, the Advisor, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans (including plan sponsors, plan fiduciaries, and insurers) in which the Advisor is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, direct or derivative (collectively, “Claims”), which the Advisor has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or her resignation therefrom, Executive’s ownership of Company securities or otherwise, including any and all claims arising under federal, state, or local laws, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Gov. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; or under the California Labor Code, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Agreement.
Notwithstanding the generality of the foregoing, the Advisor does not release any claim which, by law, may not be released, including the following claims (the “Retained Claims”):
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company or its affiliates and/or pursuant to the terms of applicable state law;
(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(iv)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by applicable law, or Claims under any applicable insurance policy with respect to the Advisor’s liability as an employee, officer or director of the Company or its affiliates;
(v)Claims for the Advisor’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that the Advisor does release her right to secure any damages for alleged discriminatory treatment;
(vi)Claims based on any right the Advisor may have to enforce the Company’s or its affiliates’ executory obligations under this Agreement or any agreement referenced herein;
(vii)Claims the Advisor may have to vested or earned compensation and benefits; and
(viii)Executive’s right to communicate or cooperate with any government agency.
(b)THE ADVISOR ACKNOWLEDGES THAT THE ADVISOR HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, THE ADVISOR HEREBY EXPRESSLY WAIVES ANY RIGHTS THE ADVISOR MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
The Advisor represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Advisor may have against the Company Releasees. The Advisor agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from the Advisor.
9.Miscellaneous.
(a)Entire Agreement; Modification. This Agreement, the Employment Agreement, the Confidential Information Agreement and the other agreements referenced herein and therein set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter. This Agreement may be amended or modified only with the written consent of the Advisor and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(b)Assignment; Assumption by Successor. The rights of the Company under this

Agreement may, without the consent of the Advisor, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company and assumes and agrees to perform this Agreement by operation of law or otherwise. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(c)Survival. The covenants, agreements, representations and warranties contained in or made in the last sentence of Section 1(a) and in Sections 2(b), 2(c), 4, 5, 6, 7, 8 and 9 of this Agreement shall survive any termination of the Advisor’s Services or any termination of this Agreement.
(d)Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
(e)Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the Advisor at the address set forth on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
(f)Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(g)Non-transferability of Interest. None of the rights of the Advisor to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Advisor. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of the Advisor to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
(h)Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.
(i)Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(j)Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Advisor has participated in the negotiation of its terms. Furthermore, the Advisor acknowledges that the Advisor has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.
(k)Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
(l)Section 409A. The compensation and benefits payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of the Advisor’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of the Advisor’s, and the Advisor’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(m)Knowing and Voluntary; Right to Seek Independent Advice. The Advisor represents and agrees that she is entering into this Agreement knowingly and voluntarily. The Advisor affirms that no promise was made to cause the Advisor to enter into this Agreement, other than what is promised in this Agreement. The Advisor further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for her agreement. The Advisor acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to the Advisor and that the Advisor is free to, and is hereby advised to, consult with a legal or tax advisor of the Advisor’s choosing. The Company shall reimburse the Advisor for the reasonable legal fees and expenses of her counsel in connection with the preparation of this Agreement.
(n)RIGHT TO ADVICE OF COUNSEL. THE ADVISOR ACKNOWLEDGES THAT SHE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HER LAWYER; BY HER SIGNATURE BELOW, THE ADVISOR ACKNOWLEDGES THAT SHE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HER LAWYER CONCERNING THIS AGREEMENT.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.

OPENDOOR TECHNOLOGIES INC.

By:	/s/ Glenn Solomon

Print Name:	Glenn Solomon
Title:	Chair, Compensation Committee
Date:	August 15, 2025

CARRIE WHEELER

/s/ Carrie Wheeler
Date:	August 15, 2025